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To Our Shareholders, Customers and Employees,

2008 was clearly a difficult year for TomoTherapy, and early indicators suggest that challenging conditions will persist in 2009. In response to the current economic environment, we have taken a number of actions to effectively manage the business in the near term — while also positioning TomoTherapy for future success. Importantly, as we look longer term, we remain very positive about TomoTherapy’s prospects for renewed growth based on the performance of the Hi-Art system, our planned product enhancements and the continued growth drivers in the global radiation therapy market.

Full-Year 2008 Results

For the year ended December 31, 2008, revenue was $204.6 million, a 12% decrease from 2007. Several factors negatively impacted our top-line results, including the global economic downturn, the credit crisis, a transition in our sales leadership and increased competitive pressures. While product revenue was down, we showed growth in our service contract revenue, with service revenue increasing 57% year-over-year as more systems moved to service contracts.

At the same time, our investments in training, diagnostic capabilities and component re-design started to pay off, as we have seen a steady improvement in the performance of the system in the field. In the fourth quarter, we achieved average system uptime across all sites of 98% — which we believe is right in line with competitive systems. In addition, while service revenue was rising, our average cost per service contract declined 13% year-over-year. We are pleased with these positive trends, which we expect to continue.

Even though operating expenses were held relatively steady during the year, gross margins suffered due to lower overall revenue and higher overall service costs. As a result, we reported a net loss for the year of $37.9 million, a significant portion of which was due to a $20.6 million charge taken in the fourth quarter related to the establishment of a valuation allowance against our deferred tax assets.

In today’s uncertain economic environment, the availability of capital is extremely important, and I am pleased to report that TomoTherapy remains in a strong position on this front. As of December 31, 2008, we had $155 million of cash and short-term investments. Looking ahead, we remain committed to conserving cash and have a corporate goal of being cash flow neutral in 2009. Importantly, our strong cash position has enabled both the funding of ongoing operations and investment in future product offerings in this challenging operating environment.

While we believe it is critical to continue to make targeted investments in technology, we also recognize the importance of keeping costs down. To that end, during 2008, we reduced our spending to better align costs with near-term revenue expectations. Most notably, in December, we made the difficult decision to implement a workforce reduction, which is expected to produce over $5 million of expense savings in 2009. Across all our operations, we continue to slow discretionary spending, while still focusing on our priority projects.

The Radiation Oncology Market

TomoTherapy was founded with the purpose of providing better treatment for the millions of people who are diagnosed with cancer each year. According to the American Cancer Society, one in eight deaths worldwide is due to cancer. Cancer is also the second leading cause of death in the United States. Unfortunately, the incidence of cancer is expected to continue to rise due to increased life expectancy and aging populations, resulting in an estimated 12 million new cases of cancer to be diagnosed globally each year.

Today, the three primary methods of treating cancer are radiation therapy, chemotherapy and surgery, each of which can be used alone or in combination, depending on the type of cancer being treated. Radiation therapy is a proven, effective and widely accepted form of treatment. The National Cancer Institute estimated that nearly 50% of cancer patients in the United States were treated using radiation therapy in 2008.

While radiation therapy is widely available in the United States and Western Europe, many developing countries currently do not have a sufficient number of linear accelerators to adequately treat their cancer patient populations. We believe that increasing demand for advanced medical treatments in many international markets — combined with growth in cancer cases worldwide and improvements in the sophistication of radiation therapy techniques — will continue to drive demand for linear accelerators. This is especially true of the more advanced linear accelerators, such as our Hi-Art system, that integrate additional clinical functionality to make treatments more efficient and effective than traditional linear accelerators.

Leveraging our New Generation Platform

The distinct advantages of the Hi-Art system have long been recognized by our customers. And, although there appeared to be some market confusion in 2008 with the competitive introduction of two new arc-therapy systems, more recent actual side-by-side comparisons have validated the superiority of the Hi-Art system. In fact, the advantages of Hi-Art were broadly substantiated late last year when one of the first objective analytical clinical comparisons was published in the journal Physics in Medicine and Biology. This paper clearly validated the dosimetric advantages provided by the Hi-Art system over competing technologies. Notably, the authors of this paper were not TomoTherapy users, and TomoTherapy did not fund any part of this study.

The focus for TomoTherapy is obviously to extend those advantages and to open up new market opportunities through continued innovation. Two such innovations were launched in 2008— TomoDirect and TQA.

TomoDirect is a Hi-Art system option that offers both new and existing customers a fast delivery option for simple cancer treatments. This is the perfect complement to our original TomoHelical delivery mode, which we believe offers unmatched performance in more complex cases. With TomoDirect, a center can have maximum system treatment flexibility with a single system — essentially, one system can provide both rotational and fixed-angle treatments. The radiation oncologist can choose whether it would be more efficient to treat a patient using the TomoHelical mode or the TomoDirect mode. From a market perspective, the launch opens the doors for TomoTherapy into single linac centers. In the U.S. market, forty to fifty percent of facilities have only a single linear accelerator, meaning that one device must be used to efficiently treat all patients. We believe that TomoTherapy now has the most compelling product offering for those facilities.

The second significant product introduction in 2008 was the launch of TQA, or Tomo Quality Assurance. This is the first integrated, machine-specific quality assurance solution to be offered by a radiation therapy vendor. It is an important, time-saving element for the technical personnel operating the Hi-Art system on a daily basis, and it is one more reason why TomoTherapy customers rated us the top radiotherapy vendor for customer satisfaction in three of the four quarters of 2008.1

Aside from TomoDirect and TQA, we also have a robust development pipeline in the areas of adaptive therapy, motion management, proton therapy and other areas that we believe fit within, and complement, our strategic focus. These applications are all geared towards our customers by enhancing the functionality and efficiency of the Hi-Art system.

2009 and Beyond

We remain confident that we have a tremendous platform in the Hi-Art system, and we are focused on building on our solid foundation to deliver improved results. In the near term, however, economic uncertainties appear to be having an adverse affect on the entire healthcare industry, including TomoTherapy. Global economic concerns have had an impact on our customers’ purchasing decisions, which appears to be lengthening the buying cycle, especially in the United States. How the tightened credit markets ultimately affect our space longer term remains to be seen. However, we continue to believe that radiation oncology may be affected less negatively than other segments of the U.S. healthcare industry due to the strong reimbursement and the relatively rapid payback from the purchase of radiation therapy equipment.

Despite the difficult period we are facing, we are working diligently to increase the inflow of new orders and drive revenue. We took several steps late in 2008 and early this year that we believe position us for future

1 According to MD Buyline, a market intelligence organization that provides the healthcare industry with independent analysis and reporting.

improvement. First is the introduction of TomoDirect mentioned earlier. Customer reaction to this new enhancement has been very positive, and we have already been taking orders for both new placements and upgrades. We remain on track for product shipment in the second half of 2009.

Second, in December 2008, Ralph Vaello joined TomoTherapy as head of our global sales organization. Ralph brings more than 15 years of experience in the oncology and imaging industries to TomoTherapy, having most recently served as vice president of sales and field marketing for Philips Healthcare’s Oncology Imaging division. Ralph is well-respected in the radiation oncology market and is an experienced leader in our field. He brings strong leadership and enhanced sales strategies to the team, so we expect that his presence will begin to yield results in 2009.

Third, in January 2009, we finalized an agreement with Hitachi Medical Corporation to distribute the Hi-Art system in Japan. Importantly, this agreement re-opens the Japanese market to TomoTherapy. Japan is the second largest radiation therapy market in the world, and we strongly believe that Hitachi will be an excellent partner, both for TomoTherapy and our valued Japanese customers and prospects. We anticipate the benefit of this arrangement will begin to be realized via both orders and revenue in 2009.

As we focus on driving system sales, we also anticipate continued investment in targeted strategic initiatives to deliver profitable growth. These initiatives are focused on enhancing quality and reliability, delivering high-value innovation, and improving our global market presence.

I’d like to take a moment to recognize the valuable contributions of several long-time Board members who stepped down in 2008 — Michael Cudahy, John Neis and Paul Reckwerdt. We owe them many thanks for their years of service and counsel to TomoTherapy. This is especially true of Paul, who co-founded TomoTherapy and was at the heart of many of the innovations contained in the system. At the same time, we welcome two new directors to the Board — John Greisch and Roy Tanaka. John is the Corporate Vice President and President, International, for Baxter International Inc., and Roy recently retired from Biosense Webster, Inc., a Johnson & Johnson company, where he served as Worldwide President. Both bring great operating experience in the medical industry and international markets. Altogether, we feel fortunate to have such high caliber and passionately-active board members.

Although we have encountered some recent challenges, we remain very enthusiastic about TomoTherapy’s future. We firmly believe that we have the most advanced and effective system for high quality cancer care. We believe that continued innovation and expansion of our clinical capabilities will extend our technology leadership position, increase our prospects for greater market share and revenue growth, and enhance our ability to deliver increased shareholder value.

We thank you for your support.

Frederick A. Robertson, M.D.
Chief Executive Officer